Ex-12e


                               Idaho Power Company
                       Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges


                                                                               Twelve Months Ended December 31,
                                                                                     (Thousands of Dollars)

                                                             1996           1997            1998            1999            2000
                                                             ----           ----            ----            ----            ----
Earnings, as defined:
    Income before income taxes..........................   $142,710        $138,746       $140,984        $143,078        $223,056
    Adjust for distributed income of equity investees...     (1,413)         (3,943)        (4,697)           (837)         (3,116)
    Equity in loss of equity method investments.........          0               0            476               0               0
    Minority interest in losses of majority owned subs..          0               0           (125)              0               0
    Supplemental fixed charges, as below................     60,939          64,317         63,967          65,526          61,372
                                                           ---------       ---------      ---------       ---------       ---------
        Total earnings, as defined......................   $202,236        $199,120       $200,605        $207,767        $281,312
                                                           =========       =========      =========       =========       =========
Fixed charges, as defined:
    Interest charges....................................    $57,348         $60,761        $60,593         $62,014         $57,797
    Rental interest factor..............................        991             982            801             955           1,036
                                                           ---------       ---------      ---------       ---------       ---------
        Total fixed charges.............................     58,339          61,743         61,394          62,969          58,833

    Supplemental increment to fixed charges*............      2,600           2,574          2,573           2,557           2,539
                                                           ---------       ---------      ---------       ---------       ---------
        Total supplemental fixed charges................    $60,939         $64,317        $63,967         $65,526         $61,372
                                                           =========       =========      =========       =========       =========
Supplemental ratio of earnings to fixed charges.........       3.32 x          3.10 x         3.14 x          3.17 x          4.58 x
                                                           =========       =========      =========       =========       =========


* Explanation of increment - Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam Inc. notes which are already included in operation expenses